Exhibit 99.1

MINDEN BANCORP, INC.
415 MAIN * P. O. Box 797
MINDEN, LOUISIANA 71058-0797
_________________________________
318-377-0523 TELEPHONE
3118-377-0038 FAX
www.mblminden.com

PRESS RELEASE

Release Date: For Further Information: December 16, 2004	A. David Evans, President/CEO 318-377-0523 E-mail: mbldavid@shreve.net Or Becky T. Harrell, Treasurer/CFO 318-377-0523 E-mail: mblbecky@shreve.net

MINDEN BUILDING & LOAN ANNOUNCES HOMER ROAD EXPANSION

MINDEN, LA. - December 16, 2004 Minden Building & Loan Association, the only locally owned and managed bank in the community, has announced plans for expansion. A second full-service banking facility will be constructed on the property commonly known as the “old Wal-Mart parking lot”, located next to Advance Auto Parts on Homer Road in Minden.

Minden Building & Loan recently purchased the 12.85-acre property from Madden Contracting Co., Inc., and the James D. Madden family of Minden.

“We are very excited about this expansion,” said A. David Evans, president and CEO of Minden Building & Loan. “Our bank has experienced tremendous growth over the past five years since we moved to our present location of 415 Main Street. We initially thought about expanding this facility but decided the combination of two bank locations would provide even greater convenience and service for individuals and businesses in the Minden area.”

Evans said the new financial center will support Minden Building & Loan’s pledge to provide easy and convenient banking to all customers. Although the facility is currently in the planning stages, Evans said customers can expect a state-of-the-art banking facility including drive-thru teller lanes and an ATM machine, as well as the same personal service for which Minden Building & Loan has become known.

“We hope this second location will provide our current customers with a more convenient banking experience, as well as encourage new customers to become a part of our banking family,” he said.

As further evidence of Minden Building & Loan’s dedication to promoting economic development in Minden, Evans said part of the Homer Road property will be developed to attract new retail stores, restaurants and professional offices.

“We are pleased to pass ownership of this property to a locally owned company,” said James D. Madden, CEO of Madden Contracting Co., Inc. “Minden Building & Loan has demonstrated to us all their commitment of offering a quality hometown banking service to the people of this area. The purchase of this property to expand and extend their banking service is but again proof of this commitment.”

Groundbreaking for the new Minden Building & Loan facility is planned for early 2005.

About Minden Building & Loan
Minden Building & Loan Association was chartered by the State of Louisiana in 1910 to service the Minden community and its surrounding areas. The community bank takes great pride in its local base in serving all of its customers’ loan and deposit needs. In June of 2002, the bank converted its charter to a Mutual Holding Company in order to provide more and better products and services to its community customers.

Minden Building & Loan Association is a wholly owned subsidiary of Minden Bancorp, Inc. It is the only locally owned, publicly traded bank holding company in Minden and Webster Parish. The holding company is traded on the over-the-counter bulletin board under the symbol “MDNB”. At the end of September 2004, Minden Bancorp, Inc. had assets of $109.8 million and stockholders’ equity amounted to $18.4 million, or $13.63 per share.